Exhibit 21.1


                            ARTICLES OF ORGANIZATION

                                       OF

                            NEW ASSET SUBSIDIARY, LLC



1.   The name of the limited liability company is NEW ASSET SUBSIDIARY, LLC.

2. The address of the registered office of the limited liability company is 1313 East Osborn Road, Suite 250, Phoenix, Arizona 85014.

3. The name and address of the agent for service of process are: Andrew Service Corporation of Arizona, 40 North Central Avenue, Suite 2700, Phoenix, Arizona 85004.

4. Management of the limited liability company is reserved to a sole member. The name and address of the sole member are: BFA Liquidation Trust, 1313 East Osborn Road, Suite 250, Phoenix, Arizona 85014, Attn: Liquidating Trustee.


DATED:   January 22, 2001


                                   /s/ Clifton R. Jessup, Jr.
                                   ---------------------------------------------
                                   Clifton R. Jessup, Jr., not in his individual capacity, but solely as Liquidating Trustee of BFA Liquidation Trust

                  ACCEPTANCE OF APPOINTMENT AS STATUTORY AGENT

     Andrew Service Corporation of Arizona, an Arizona corporation, having been designated to act as Statutory Agent for New Asset Subsidiary, LLC, hereby consents to act in that capacity until removed or its resignation is submitted.

     Dated: January 22, 2001


                                   ANDREW SERVICE CORPORATION OF ARIZONA,
                                   an Arizona corporation

                                   /s/ Norman C. Storey
                                   ---------------------------------------------
                                   By:  Norman C. Storey
                                   Its: President